Exhibit 99.1

Ultratech Announces Second Quarter 2015 Results

SAN JOSE, Calif.--(BUSINESS WIRE)--July 23, 2015--Ultratech, Inc. (NASDAQ:UTEK) a leading supplier of lithography, laser-processing and inspection systems used to manufacture semiconductor devices and high-brightness LEDs (HB-LEDs), today announced unaudited results for the three-month period ended July 4, 2015.

For the second quarter of fiscal 2015, Ultratech reported net sales of $45.9 million as compared to $36.8 million during the second quarter of fiscal 2014. Ultratech's net income for the second quarter of 2015 was $1.5 million, or $0.06 per share, as compared to net loss of $3.9 million, or $(0.14) per share, for the same quarter last year.

Arthur W. Zafiropoulo, Chairman and Chief Executive Officer, stated, “Ultratech’s second quarter results primarily reflect strong demand for our advanced packaging tools, which is driven in part by the need for cutting-edge consumer mobile products. Our AP tools are best-in-class at meeting consumer demand for smaller form factors, and we benefited from our strong market share in back-end processing.”

At July 4, 2015, Ultratech had $279.5 million in cash, cash equivalents and short-term investments. Working capital was $338.9 million and stockholders' equity was $13.40 per share based on 27,364,690 total shares outstanding as of July 4, 2015.

Conference Call Information

The conference call will be broadcast live over the Internet beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time today. To listen to the call, dial 888/539-3696 (toll free) or 719/325-2463 (international) 10 minutes prior to the start time. The passcode is 3290698. A live webcast will also be available on the Investor Relations section of Ultratech’s website at http://ir.ultratech.com. A replay of the call will be available at the same location or by dialing 888/203-1112 and entering access code 3290698.

Safe Harbor

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipates,” “expects,” “may,” “remains,” “thinks,” “intends,” “believes,” “estimates,” and similar expressions and include management's current expectation of its longer term prospects for success. These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Such risks and uncertainties include the timing and possible delays, deferrals and cancellations of orders by customers; quarterly revenue fluctuations; industry and sector cyclicality, instability and unpredictability; market demand for consumer devices utilizing semiconductors produced by our clients; our ability to manage costs; new product introductions, market acceptance of new products and enhanced versions of our existing products; reliability and technical acceptance of our products; our lengthy sales cycles, and the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; competition and consolidation in the markets we serve; improvements, including in cost and technical features, of competitors' products; rapid technological change; pricing pressures and product discounts; our ability to collect receivables; customer and product concentration and lack of product revenue diversification; inventory obsolescence; general economic, financial market and political conditions and other factors outside of our control; domestic and international tax policies; acquisitions, cybersecurity threats in the United States and globally that could impact our industry, customers, and technologies; and other factors described in our SEC reports including our Annual Report on Form 10-K filed for the year ended December 31, 2014. Due to these and other factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

About Ultratech: Ultratech, Inc. (Nasdaq: UTEK) designs, builds and markets manufacturing systems for the global technology industry. Founded in1979, Ultratech serves three core markets: front-end semiconductor, back-end semiconductor, and nanotechnology. The company is the leading supplier of lithography products for bump packaging of integrated circuits and high-brightness LEDs. Ultratech is also the market leader and pioneer of laser spike anneal technology for the production of advanced semiconductor devices. In addition the company offers solutions leveraging its proprietary coherent gradient sensing (CGS) technology to the semiconductor wafer inspection market, and provides atomic layer deposition (ALD) tools to leading research organizations, including academic and industrial institutions. Visit Ultratech online at: www.ultratech.com.

(UTEK-F)

ULTRATECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Year Ended
	July 4,	June 28,	July 4,	June 28,
(In thousands, except per share amounts)	2015	2014	2015	2014
Total net sales*	$45,921	$36,837	$87,807	$68,446
Cost of sales:
Cost of products sold	21,546	17,383	41,151	32,831
Cost of services	2,904	2,944	6,153	6,113
Total cost of sales	24,450	20,327	47,304	38,944
Gross profit	21,471	16,510	40,503	29,502
Operating expenses:
Research, development and engineering	7,993	8,175	16,417	16,389
Selling, general, and administrative	12,015	12,418	24,058	24,384
Operating income (loss)	1,463	(4,083)	28	(11,271)
Interest expense	(20)	-	(51)	(2)
Interest and other (expense) income, net	48	105	187	422
Income (loss) before income taxes	1,491	(3,978)	164	(10,851)
Provision (benefit) for income taxes	(48)	(88)	312	10
Net income (loss)	$1,539	$(3,890)	$(148)	$(10,861)

Earnings per share - basic:
Net income (loss)	$0.06	$(0.14)	$(0.01)	$(0.38)
Number of shares used in per share calculations - basic	27,780	28,320	27,799	28,265

Earnings per share - diluted:
Net income (loss)	$0.06	$(0.14)	$(0.01)	$(0.38)
Number of shares used in per share calculations - diluted	27,980	28,320	27,799	28,265

* Systems sales	$37,080	$27,571	$69,269	$50,275
Parts sales	5,079	5,832	10,911	10,694
Service sales	3,562	3,434	7,327	7,377
License sales	200	-	300	100
Total sales	$45,921	$36,837	$87,807	$68,446

ULTRATECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 4,	December 31,
(In thousands )	2015	2014*
ASSETS	(Unaudited)

Current assets:
Cash, cash equivalents and short-term investments	$279,476	$269,730
Accounts receivable	32,011	44,217
Inventories, net	58,129	51,859
Prepaid expenses and other current assets	5,045	5,774
Total current assets	374,661	371,580

Equipment and leasehold improvements, net	19,529	20,926
Intangibles assets, net	13,139	13,995
Other assets	9,548	11,017

Total assets	$416,877	$417,518

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$5,120	$5,120
Accounts payable	11,745	12,086
Deferred product and service income	6,926	8,638
Other current liabilities	11,959	11,302
Total current liabilities	35,750	37,146

Other liabilities	14,419	15,252

Stockholders' equity	366,708	365,120

Total liabilities and stockholders' equity	$416,877	$417,518

* The balance sheet as of December 31, 2014 has been derived from the audited financial statements as of that date.

CONTACT:
Company Contact:
Ultratech, Inc.
Bruce R. Wright, 408-321-8835
Senior Vice President and CFO
or
Investor Relations Contact:
The Blueshirt Group
Suzanne Schmidt, 415-217-4962
suzanne@blueshirtgroup.com
Melanie Solomon, 415-217-4964
melanie@blueshirtgroup.com